Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

October 11, 2012

SEARS HOLDINGS CORPORATION COMPLETES SEPARATION OF ITS SEARS

HOMETOWN AND OUTLET BUSINESSES; RECEIVES $446.5 MILLION IN GROSS

PROCEEDS

HOFFMAN ESTATES, Ill – October 11, 2012. Sears Holdings Corporation (NASDAQ: SHLD) today announced that its rights offering to effect the separation of Sears Hometown and Outlet Stores, Inc. (“Sears Hometown”) from Sears Holdings closed on October 11, 2012, as previously announced. Sears Hometown has now been separated from Sears Holdings and its common stock is expected to begin trading on the Nasdaq Capital Market under the symbol “SHOS” on October 12, 2012. Sears Holdings will continue to be listed on the Nasdaq Global Select Market under the symbol “SHLD.” Sears Holdings received aggregate gross proceeds from the separation transactions of $446.5 million, consisting of a cash dividend of $100 million paid by Sears Hometown prior to the separation and aggregate gross proceeds from the rights offering of $346.5 million.

As previously announced, the rights offering was fully subscribed, with over 95% of the outstanding shares of common stock of Sears Hometown being subscribed for pursuant to the exercise of basic subscription rights and the balance being subscribed for pursuant to the over-subscription privilege. Accordingly, Sears Holdings distributed a total of 23,100,000 shares of Sears Hometown common stock to the holders of subscription rights who validly exercised their subscription rights and paid the subscription price in full.

In addition, as part of the separation transactions consummated today, Sears Hometown entered into an asset-based senior secured revolving credit facility with a group of financial institutions to provide (subject to availability under a borrowing base) for aggregate maximum borrowings of $250 million, borrowings under which were used to fund the dividend paid to Sears Holdings.

The shares of common stock of Sears Hometown were distributed by the subscription agent for the rights offering, by way of direct registration in book-entry form. No physical share certificates were issued.

Registered holders of subscription rights who properly requested to purchase additional shares of Sears Hometown common stock pursuant to the over-subscription privilege received additional shares in an amount up to 5% of the shares received through their exercise of basic subscription rights. If you have questions about the number of shares of Sears Hometown common stock you received in the rights offering and you held and exercised your subscription rights in physical form as a registered holder, please contact Computershare Trust Company, N.A., the transfer agent for Sears Hometown, at 1-781-575-4379 or 1-888-679-2864 (toll free). If you held and exercised your subscription rights through a broker, dealer, custodian bank or other nominee, please contact your broker, dealer, custodian bank or other nominee.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of Sears Hometown common stock, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Sears Holdings Corporation

Sears Holdings Corporation is a leading integrated retailer with over 2,600 full-line and specialty retail stores in the United States and Canada and the home of ShopYourWay, a social shopping experience where members have the ability to earn points and receive benefits across a wide variety of physical and digital formats through ShopYourWay.com. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, fitness equipment and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, with a broad apparel offering, including such well-known labels as Lands’ End, the Kardashian Kollection, Jaclyn Smith and Joe Boxer, as well as Sofia by Sofia Vergara and The Country Living Home Collection. We are the nation’s largest provider of home services, with more than 15 million service and installation calls made annually and have a long-established commitment to those who serve in the military through initiatives like the Heroes at Home program. We have been named the 2011 Mobile Retailer of the Year, Recipient of the 2012 ENERGY STAR® “Corporate Commitment Award” for Product Retailing and Energy Management and one of the Top 20 Best Places to Work for Recent Grads. Sears Holdings Corporation operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation. For more information, visit Sears Holdings’ website at www.searsholdings.com. Twitter: @searsholdings | |Facebook: http://www.facebook.com/SHCCareers

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